Exhibit 99.1

NEWS RELEASE

Release No.  114-07-08

Contact:

Mary Cohn (Media Relations)

615.986.5886

Becky Barckley/Mike Kinney (Investor Relations)

615.986.5600

FOR IMMEDIATE RELEASE

Louisiana-Pacific Reaches Settlements in OSB Litigation

Company denies any wrongdoing

NASHVILLE, Tenn. (July 10, 2008) – Louisiana-Pacific Corporation (LP) (NYSE:LPX) announced today that it has reached  settlement agreements in the OSB antitrust litigation in order to limit the risks and costs associated with at least two lengthy jury trials. LP has vigorously contested the plaintiffs’ allegations and vehemently denies that it violated any U.S. antitrust law or any other law.

Under the terms of the settlement agreement with the certified class of direct purchasers of OSB, LP will pay $44.5 million into an escrow account for the benefit of the class. A first payment of $10 million is due within 10 business days of the execution date of the settlement and the remainder is due on October 1, 2008.  The settlement agreement is subject to court approval.

LP has also reached an agreement to pay $2.3 million into an escrow account for the benefit of the certified classes of indirect purchasers of OSB. The final settlement agreement with the indirect purchasers will be subject to court approval.

“The claims asserted by the plaintiffs against LP are without merit. Neither LP nor any of LP’s employees did anything wrong or violated any laws.” said Rick Frost, Chief Executive Officer. “We were prepared to continue to vigorously defend this matter and believe we would have prevailed. However, because of the unpredictable nature of the judicial process and the inherent risks surrounding a jury trial, a positive verdict could not be guaranteed. The magnitude of the

LOUISIANA-PACIFIC CORPORATION

414 Union Street Suite 2000	Nashville, TN 37129	T 615.986.5600	F 615.986.5666	WWW.LPCORP.COM

plaintiffs’ claims and the fact that any damages would be tripled under U.S. antitrust laws made even a small risk of losing at trial one we couldn’t afford to take as it would have put the entire company and our shareholders at risk.”

LP, headquartered in Nashville, Tenn., is a premier supplier of building products, manufacturing innovative, high-quality commodity and specialty products for its retail, wholesale, homebuilding and industrial customers. Visit LP’s Web site at www.lpcorp.com for additional information on the company.

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